Exhibit 99.1

Planet Payment, Inc. Appoints Carl Williams

as Chairman of the Board

Long Beach, NY, February 10, 2015 — Planet Payment, Inc. (NASDAQ:PLPM), a leading provider of international payment and transaction processing and multi-currency processing services, announced that Philip D. Beck has informed the Company of his resignation as a Director and as the Chairman of the Board of the Company with immediate effect.

“We greatly appreciate Philip Beck’s service, dedication and efforts on behalf of Planet Payment over the last 15 years, as founder, CEO and Chairman of the Board”, stated Shane Kim, Lead Independent Director of Planet Payment .”We wish him well in his future endeavors.”

The Board has appointed Carl Williams, President, Chief Executive Officer and a Director of Planet Payment, as Chairman of the Board of Directors, with immediate effect.  Commenting on his appointment, Carl Williams stated, “I appreciate the confidence that the Board of Planet Payment has placed in me to lead the Company and the Board going forward.”

About Planet Payment

Planet Payment is a leading provider of international payment and transaction processing and multi-currency processing services. We provide our services in 23 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through our more than 70 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services are integrated within the payment card transaction flow enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit ww.planetpayment.com for more information about the Company and its services. For up-to-date information follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Enquiries:

Planet Payment, Inc.	Tel: + 1 516 670 3200
Carl J. Williams, Chairman and CEO	www.planetpayment.com